Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of our report dated February 10, 2012 relating to the financial statements of Quicksilver Production Partners LP Predecessor (which report expresses an unqualified opinion and includes explanatory paragraphs relating to 1) financial statements that were prepared from the separate records maintained by Quicksilver Resources Inc. and may not necessarily be indicative of the conditions that would have existed or the results of operations if Quicksilver Production Partners LP Predecessor had been operated as an unaffiliated entity, and 2) Quicksilver Production Partners LP Predecessor’s adoption of Accounting Standards Update No. 2010-3, “Oil and Gas Reserve Estimation and Disclosures,” effective December 31, 2009), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

February 10, 2012